EXHIBIT 10.01
[FLEXTRONICS LETTERHEAD]
December 17, 2004
Robert Dykes
[address omitted]
Re: Separation Agreement
Dear Bob:
     This letter, upon its effective date, will constitute the agreement between you, on the one hand, and Flextronics International USA, Inc., on the other hand (collectively referred to herein as “Flextronics” or the “Company”), regarding the terms of your separation from Flextronics.
     1. Your employment with the Company and any and all of its affiliates will be terminated effective December 31, 2004 (“Employment Separation Date”).
     2. By your signature below, you acknowledge that you have been paid your earned salary, bonus, reimbursable expenses, accrued personal time off pay and any similar payments accrued or owing by the Company and its affiliates through your Employment Separation Date.
     3. You have received or will receive by separate cover information regarding your rights to health insurance continuation and your retirement benefits. To the extent that you have such rights, nothing in this agreement will impair those rights.
     4. You have returned, or will return by December 31, 2004, to Flextronics all Flextronics property, including documents, keys, hardware, software, computers, monitors, telephones, proprietary or confidential information, and any other property of Flextronics and any information you have about Flextronics’ and its affiliates’ practices, procedures, trade secrets, customer lists, or product marketing, except that (a) you may acquire the Company-owned notebook computer currently assigned to you, if the Company receives a cash payment equal to its fair market value, and (b) you may retain on that computer any Company-owned files for the sole purpose of performing your continuing consulting services for the Company.
     5. Flextronics will not expect you to report to the office after December 31, 2004. However, between December 31, 2004 and March 31, 2005 you agree that you will be available to Flextronics, as and when reasonably requested by Flextronics, to consult with Flextronics on questions that may arise with respect to matters that were within your responsibility prior to the Employment Separation Date, and matters reasonably related thereto. During this consulting period, you shall be an independent contractor, and nothing in this Separation Agreement shall be taken to imply any relationship of partnership, agency or employer and employee between the Company and you during this consulting period.

     6. Although you are not otherwise entitled to it, Flextronics will provide you with the following consideration:
     (a) Flextronics will provide you with a payment in the gross amount of $2,033,739.00 less applicable payroll deductions, to be paid upon the “effective date” of this agreement as defined in paragraph 17 below.
     (b) The following stock options issued by Flextronics International Ltd. (“FIL”) are fully vested and remain exercisable (to the extent previously unexercised) through December 31, 2009:

Option Number	Option Date	Plan/Type	Shares	Price	Exercised	Vested	Outstanding	Exercisable
012823	9/21/2001	1993/NQ	141,667	$13.9800	0	141,667	141,667	141,667
     (c) The following stock options issued by FIL will become fully vested effective December 31, 2004 and remain exercisable (to the extent previously unexercised) through December 31, 2009:

Number	Date	Plan/Type	Shares	Price	Exercised	Vested	Outstanding	Exercisable
012844	10/1/2001	1993/NQ	162,422	$15.9000	0	131,968	162,422	131,968
017252	7/1/2002	2002/NQ	300,000	$7.9000	0	187,500	300,000	187,500
017253	7/1/2002	2002/NQ	400,000	$7.9000	0	350,000	400,000	350,000
     (d) The following stock options issued by FIL will become fully vested effective December 31, 2004 and remain exercisable (to the extent previously unexercised) through December 31, 2009, with the Incentive Stock Options (ISO) converting to Non-qualified (NQ) stock options:

Number	Date	Plan/Type	Shares	Price	Exercised	Vested	Outstanding	Exercisable
012843	10/1/2001	1993/ISO	12,578	$15.9000	0	10,220	12,578	10,220
021712	1/22/2004	2001/ISO	26,189	$17.5000	0	0	26,189	0
     (e) Of the following stock options issued by FIL, 473,811 options will become fully vested effective December 31, 2004 and remain exercisable (to the extent previously unexercised) through December 31, 2009. The remaining 500,000 will be cancelled upon termination of your employment, December 31, 2004:

Option Number	Option Date	Plan/Type	Shares	Price	Exercised	Vested	Outstanding	Exercisable
021713	1/22/2004	2001/NQ	973,811	$17.5000	0	0	973,811	0
     (f) The following stock options issued by FIL will become fully vested effective December 17, 2004 and remain exercisable (to the extent previously unexercised) through December 30, 2004:

Option Number	Option Date	Plan/Type	Shares	Price	Exercised	Vested	Outstanding	Exercisable
023588	8/23/2004	1997/NQ	500,000	$11.5300	0	0	500,000	0

     7. You waive and release and promise never to assert any and all claims that you have or might have against FIL, Flextronics and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to your employment with Flextronics and its affiliates and/or the separation from your current employment with Flextronics, or relating to any claims for compensation with respect thereto.
     These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the California Fair Employment and Housing Act and any other state employment discrimination statutes, and the law of contract and tort.
     8. You hereby acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and Flextronics agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. You acknowledge that a portion of the consideration given for this waiver is in addition to anything of value to which you were already entitled for salary and vacation pay up to the date of employment separation. You further acknowledge by this writing that you have been advised that (a) you should consult with an attorney prior to executing this Agreement; (b) you have at least twenty-one (21) days within which to consider this Agreement; (c) you have at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.
     9. You also waive and release and promise never to assert any such claims related to your current employment with Flextronics, even if you do not believe that you have such claims. You therefore waive your rights under section 1542 of the Civil Code of California, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     10. You will not, unless required or otherwise required by law, disclose to others any information regarding the following:
     (a) Any confidential information regarding Flextronics or any of its affiliates, including proprietary information, practices, procedures, technical data, trade secrets or know-how, research, business plans, product plans, products, services, customer lists and customers, requirements and specifications of specific customers or potential customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, pricing and bidding strategies, revenue projections, finances or business information disclosed to you by the Company or any of its affiliates either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, other than any of the foregoing items which have become publicly known and made generally available through no wrongful act of yours or of others.

     (b) Any confidential or proprietary information from third parties subject to a duty on Flextronics’ part to maintain the confidentiality of such information; and/or
     (c) The terms of this Separation Agreement, the benefit being paid under it or the fact of its payment, except that you may disclose this information to your spouse or domestic partner, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you, or as otherwise required by law or legal process. You will instruct them, however, to maintain the confidentiality of this information just as you must.
     11. You will not, either directly or indirectly solicit, induce, recruit, or encourage any of the Company’s (or any of its affiliates’) employees to leave their employment, or take away such employees, or attempt to do any of these things, whether on your own behalf or on behalf of any other person or entity for a period of 12 months following your Employment Termination Date.
     12. You agree to refrain from any disparagement, defamation, and slander of the Company or any of its affiliates, and/or tortious interference with the contracts and relationships of Company or any of its affiliates. In the event that you breach this provision or any other of your obligations under this agreement or as otherwise imposed by law, the Company will be entitled to recover the benefit paid under this agreement and to obtain all other relief provided by law or equity. The Company agrees to refrain from any disparagement, defamation, and slander of you and/or tortious interference with your contracts and relationships.
     13. All of the existing terms and conditions of the Loan and Security Agreement (in the amounts of $285,117 (Glouple 1), $651,431 (Glouple 2) and $2,247,190 (FIUI) principal and accrued interest, as of December 31, 2004) entered into by you and or The Dykes Family Partnership or your affiliates with Flextronics International USA, Inc. or its affiliates, shall remain in full force and effect and are not modified, waived or amended by this Separation Agreement.
     You agree to pay in full all said amounts outlined above on or before January 3, 2005.
     14. You agree that you will make yourself reasonably available to provide information and assistance to the Company in any disputes, lawsuits, differences, grievances, claims, charges, or complaints brought by or against the Company, including, but not limited to making yourself available to provide testimony and serve as a witness.
     15. This Separation Agreement may only be amended in writing signed by you and the Company’s chief executive officer.
     16. This Agreement represents the entire agreement and understanding between the Company or any of its affiliates, on the one hand, and you on the other hand, concerning your employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements, offer letters, and understandings concerning your relationship with the Company and any of its affiliates, with the exception of the confidentiality agreement, the Director’s and Officer’s Indemnification Agreements between you and the Company, and the loans and stock option agreements described above. Nothing in this Agreement shall affect your right to any indemnification under applicable law or the terms of the Company’s or FIL’s charter and bylaws to which you may otherwise be entitled.
     17. To accept the agreement, please date and sign this letter and return it to Sandra Brown, Sr. Manager Human Resources. (An extra copy of this agreement and exhibit is enclosed for your files.) Once you do so, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation. If you do not revoke, the eighth day after the date of your acceptance will be the “effective date” of the agreement.
     Bob, I am pleased that we were able to part ways on these amicable terms. Flextronics and I wish you every success in your future endeavors.
Sincerely,
/s/ Thomas J. Smach
Thomas J. Smach
Senior VP — Finance
Attachments: Duplicate Letter

     By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully with an attorney of my choice or have voluntarily chosen not to do so, that I understand the terms of the agreement, and that I voluntarily agree to them.
     Dated: Dec 31, 2004

/s/ Robert Dykes
Robert Dykes